UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 23, 2006

NRG Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15891	41-1724329

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
211 Carnegie Center Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)
(609) 524-4500

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NRG Energy, Inc.
Current Report on Form 8-K
Item 8.01 Other Events.
(a)	Preliminary Prospectus Supplements
     This Form 8-K updates information in the Preliminary Prospectus Supplements filed by NRG Energy Inc., or NRG, on January 5, 2006 with the Securities and Exchange Commission (the “Preliminary Prospectus Supplements”) in connection with its offering (the “Offering”) of senior unsecured notes, shares of its mandatory convertible preferred stock and shares of its common stock.
     NRG expects to issue three tranches of notes in the Offering, consisting of:
•	$300 million in aggregate principal amount of floating rate senior notes due 2014,

•	$1,100 million in aggregate principal amount of fixed rate senior notes due 2014, and

•	$2,200 million in aggregate principal amount of fixed rate senior notes due 2016.
     In addition, NRG expects to pay to the sellers in the Acquisition described below an aggregate of $4.4 billion in cash, which includes cash paid in lieu of issuing to such sellers shares of its Cumulative Redeemable Preferred Stock. NRG continues to expect to issue $1,000 million of its common stock and $500 million of its mandatory convertible preferred stock in the Offering. In addition, NRG expects to increase the amount of the term loan portion of the new senior secured credit facility it plans to enter into in connection with the Acquisition from $3,200 million to $3,575 million.
     An updated description of the sources and uses of funds related to the Offering, as well as an updated description of the capitalization of NRG on an “as adjusted” basis, is set forth below. Updated pro forma financial information relating to the Offering is contained in the Form 8-K/A that NRG is filing concurrently with this Form 8-K. The information contained below and the pro forma information contained in the Form 8-K/A supersede the sources and uses data and the pro forma financial information contained or incorporated by reference in the Preliminary Prospectus Supplements. Accordingly, you should not rely on the information contained under the headings “Summary—Sources and Uses of Funds,” “Use of Proceeds — Sources and Uses of Funds” and “Capitalization” in the Preliminary Prospectus Supplements that were filed with the SEC on January 5, 2006, or on the pro forma financial information related to the Offering contained in the Form 8-K/A filed on January 5, 2006 when making an investment decision in connection with the Offering.
     In addition, modified and additional disclosure for the Preliminary Prospectus Supplements is set forth below relating to information contained under the headings set forth below. Accordingly, you should consider the modified or additional information contained herein when making an investment decision in connection with the Offering.

Sources and Uses of Funds
     The following table sets forth updated information with respect to the expected sources and uses of funds in connection with NRG’s acquisition of Texas Genco LLC (the “Acquisition”) on a pro forma basis giving effect to the Transactions as if they had occurred on September 30, 2005. The term “Transactions” refers to NRG’s offering of its senior unsecured notes, shares of its mandatory convertible preferred stock and shares of its common stock (collectively, the “Financing Transactions”), as well as the Acquisition, the execution of NRG’s new senior secured credit facility, the pending sale of Audrain Generating LLC (“Audrain”), the pending acquisition by NRG of 50% interest in WCP (Generation) Holdings LLC (“WCP Holdings”) and the pending sale of NRG’s 50% ownership interest in Rocky Road Power LLC (“Rocky Road”). There may be further changes to the sources and uses of funds summarized below. We intend to raise a fixed amount of funds in the Offering. Accordingly, any increase or decrease in the price per share of our common stock will not affect the gross proceeds of the common stock offering, but will affect the number of shares issued in such common stock offering.

Sources(1)	Amount	Uses	Amount
	(in millions)		(in millions)

Gross proceeds of 2014 floating rate notes offering	$300	Purchase price less acquisition costs(2)	$6,005
Gross proceeds of 2014 fixed rate notes offering	$1,100	Texas Genco’s cash on hand to reduce consideration	(222)
Gross proceeds of 2016 notes offering	$2,200	Refinancing:
New senior secured term loan facility	3,575	Repayment of NRG’s existing credit facilities(3)	877
Cash released from canceling existing funded letter of credit facility(3)	350	Repayment of Texas Genco’s existing credit facilities(4)	1,614

Gross proceeds of common stock offering	1,000	Total repayment of existing credit facilities	2,491
		Repurchase of NRG’s second priority notes(5)	1,080
Common stock consideration to be issued to Sellers	1,606(2)	Repurchase of Texas Genco’s unsecured senior notes(6)	1,125
		Accrued interest for NRG and Texas Genco outstanding debt	52
Gross proceeds of mandatory convertible preferred stock offering	500	Estimated underwriting commissions, tender offer premiums, fees and expenses	483
NRG’s cash on hand	383

Total	$11,014	Total	$11,014

(1)	NRG has entered into the commitment letter with certain lenders pursuant to which these lenders have committed to fund NRG’s new senior secured credit facility and to provide, subject to certain conditions, the additional financing required for the Acquisition through a $5.1 billion bridge loan facility in the event that the notes offering, the common stock offering and/or the mandatory convertible preferred stock offering are not consummated. In the event that NRG is unable to raise sufficient proceeds through the consummation of the notes offering, the common stock offering and/or the mandatory convertible preferred stock offering, NRG may draw down on the bridge loan facility, in whole or in part, in order to finance the Acquisition. In the event that NRG does not consummate the notes, the common stock and mandatory convertible stock offering and elects not to consummate the financing under the bridge loan facility, it could seek alternative sources of financing for the Acquisition, which may include, among other alternatives, the issuance in part of senior secured debt securities or borrowing in part on a senior secured basis.

(2)	The common stock component of the consideration for the Acquisition is based on a fair value of $45.37 per share of NRG’s common stock. To the extent the fair value of NRG’s common stock is different at the closing of the Acquisition, the total fair value of the fixed number of shares to be issued to the Sellers will change. A $1.00 change in the fair value per share of NRG’s common stock will impact the Acquisition purchase price for accounting purposes by $35 million.

Furthermore, at NRG’s election, on a pro forma basis as of September 30, 2005, consideration with a fair value of $368 million, or the Other Consideration, may be comprised of either an additional 9,038,125 shares of common stock, additional cash, shares of a new series of NRG’s Cumulative Preferred Stock or a combination of the foregoing. NRG has elected to pay this amount in cash. A $1.00 change in the 20-day average trading value of NRG’s common stock will impact this amount, and consequently the Acquisition purchase price, by approximately $9 million. We intend to use our cash on hand to fund any portion of this cash amount in excess of $368 million.

(3)	Before giving effect to the Acquisition and the Financing Transactions, as of September 30, 2005, NRG had $876.6 million of outstanding indebtedness under its amended and restated credit facility, which consisted of (a) $446.6 million in term loans outstanding, which term loans provide for interest at a rate of LIBOR (4.02% at September 30, 2005) plus 187.5 basis points payable quarterly and mature on December 24, 2011, (b) $80.0 million in principal amount outstanding under the revolving credit facility, which provides for interest at a rate of LIBOR (3.83% at September 30, 2005) plus 2.5% and matures on December 24, 2007 and (c) $350.0 million outstanding under the funded letter of credit facility, which provide for a participation fee of 1.875%, a deposit fee of 0.10%, and an issuance fee of 0.25%, and matures on December 24, 2011.

(4)	Before giving effect to the Acquisition and Financing Transactions, as of September 30, 2005, Texas Genco had $1,614 million in term loans outstanding under its existing senior secured credit facility, which term loans provide for interest at a rate of 5.94% (as of September 30, 2005) payable at least quarterly and mature in December 2011.

(5)	Before giving effect to the Acquisition and Financing Transactions, as of September 30, 2005, NRG had $1.08 billion of second priority notes outstanding, which provide for cash interest at 8.0% per annum payable semiannually.

(6)	Before giving effect to the Acquisition and Financing Transactions, as of September 30, 2005, Texas Genco had $1.125 billion of unsecured senior notes outstanding, which provide for cash interest at 6.875% per annum payable semiannually.
Capitalization
     The following table sets forth updated information with respect to NRG’s consolidated capitalization as of September 30, 2005:
•	on an actual historical basis, and

•	on a combined pro forma cumulative as adjusted basis to reflect the (i) sale of Audrain; (ii) the refinancing of NRG’s old debt structure; (iii) the remaining Financing Transactions and subsequent Acquisition; and (iv) the acquisition of the remaining 50% of WCP Holdings and sale of NRG’s 50% ownership interest in Rocky Road, as if these transactions were consummated on September 30, 2005.
     The table below should be read in conjunction with the information contained above under the heading “Sources and Uses of Funds,” the information contained in the Preliminary Prospectus Supplements under the heading “The Acquisition,” and the consolidated financial statements and the related notes thereto included in or incorporated by reference into the Preliminary Prospectus Supplements and the accompanying prospectus.

	As of September 30, 2005
				Cumulative
				As Adjusted
			Cumulative	for Audrain,
			As Adjusted	Refinancing	Cumulative
			for Audrain	and	As Adjusted
		As Adjusted	and	Texas Genco	For the
	Historical	for Audrain	Refinancing(9)	Acquisition	Transactions(1)
Cash and cash equivalents	$504.3	$519.3	$250.1	$137.3	$153.9	(2)

Restricted cash	91.5	91.5	91.5	91.5	91.5

Long-term debt (including revolving line of credit):
Old Senior Secured Credit Facility:
Old Term Loan Facility	796.6	796.6	—	—	—
Old Revolving Credit Facility(3)	80.0	80.0	—	—	—
Outstanding second priority notes(4)	1,080.4	1,080.4	—	—	—
Xcel Energy Note(5)	9.6	9.6	9.6	9.6	9.6
New Senior Secured Credit Facility	—	—	446.6	3,575.0	3,575.0
2016 Notes offered	—	—	1080.4	2,200.0	2,200.0
2014 Fixed Rate Notes offered	—	—	—	1,100.0	1,100.0
2014 Floating Rate Notes offered	—	—	—	300.0	300.0
Existing non-guarantor debt(6)	607.2	607.2	607.2	607.2	607.2

Total debt, before capital leases	2,573.8	2,573.8	2,143.8	7,791.8	7,791.8
Capital leases	470.4	230.5	230.5	234.4	234.4

Total debt and capital leases	$3,044.2	$2,804.3	$2,374.3	$8,026.2	$8,026.2
3.625% Convertible Preferred Stock.	246.2	246.2	246.2	246.2	246.2
Mandatory Convertible Preferred Stock(7)	—	—	—	486.2	486.2
Convertible Perpetual Preferred Stock	406.2	406.2	406.2	406.2	406.2
Other stockholders’ equity(8)	1,613.0	1,628.2	1,538.6	4,085.7	4,060.5

Total capitalization	$5,309.6	$5,084.9	$4,565.3	$13,250.5	$13,225.5

(1)	NRG has entered into the commitment letter with certain lenders pursuant to which these lenders have committed to fund NRG’s new senior secured credit facility and to provide, subject to certain conditions, the additional financing required for the Acquisition through a $5.1 billion bridge loan facility in the event that the notes offering, the common stock offering and/or the mandatory convertible preferred stock offering are not consummated. In the event that NRG is unable to raise sufficient proceeds through the consummation of the notes offering, the common stock offering and/or the mandatory convertible preferred stock offering, NRG may draw down on the bridge loan facility, in whole or in part, in order to finance the Acquisition. In the event that NRG does not consummate the notes, the common stock and mandatory convertible stock offering and elects not to consummate the financing under the bridge loan facility, it could seek alternative sources of financing for the Acquisition, which may include, among other alternatives, the issuance in part of senior secured debt securities or borrowing in part on a senior secured basis.

(2)	On a pro forma basis, the fair value of the Other Consideration is $368 million. This fair value is equal to the average trading value of 9,038,125 shares of NRG’s common stock over a twenty trading day period prior to the pro forma closing date of September 30, 2005. A $1.00 change in the average trading value of NRG’s common stock will impact the amount paid to the Sellers, and consequently the Acquisition purchase price, by approximately $9 million. We intend to use our cash on hand to fund any portion of this cash amount in excess of $368 million.

(3)	Total borrowing availability under the revolving credit facility portion of NRG’s old senior secured credit facility is $150.0 million, of which $80.0 million was drawn at September 30, 2005.

(4)	The outstanding balance for the second priority notes has been increased by $14.8 million because the tack-on offering was sold at a premium. The outstanding note balance excludes a decrease of $16.7 million as a result of an unfavorable fair value hedge on an interest rate swap entered into in March 2004. This interest rate swap will remain after the Acquisition and Financing Transactions.

(5)	Xcel Energy Note has been reduced by $0.4 million as a result of marking the debt to a market rate of 9% in connection with NRG’s Fresh Start reporting on December 5, 2003. The stated interest rate of the note is 3%.

(6)	As of September 30, 2005, existing non-guarantor debt has been reduced by $59.0 million as a result of marking the debt to a market rate in connection with NRG’s Fresh Start reporting on December 5, 2003. For more information on the various components of NRG’s debt, refer to Note 18 to NRG’s audited consolidated financial statements as of and for the year ended December 31, 2004 as amended on our Current Report on Form 8-K filed on December 20, 2005 incorporated herein by reference.

(7)	The Mandatory Preferred Convertible Stock will be converted on March 16, 2009 and is subject to a 6% cumulative annual dividend. The Mandatory Convertible Preferred Stock has a total liquidation preference of $500 million and is convertible at the option of the holder at any time. There are 2,000,000 shares authorized and issued on an as adjusted basis for the Transactions at a price of $250 per share.

(8)	Pro forma adjustments to stockholders’ equity include the issuance of $1.0 billion of common stock in the common stock offering, and the issuance of common stock and reissuance of treasury stock to the Sellers in the Acquisition valued at $1,606.4 million. These amounts are impacted by a $15.3 million gain on the sale of Audrain, a $25.2 million loss from the sale of Rocky Road and closing costs net of tax of $115.7 million. To the extent NRG’s common stock price is different at the closing of the Acquisition, the total fair value of the fixed number of shares to be issued to the Sellers will change. A $1.00 change in the fair value per share of NRG’s common stock will impact the Acquisition purchase price for accounting purposes by $35 million. We intend to raise a fixed amount of funds in each of the Financing Transactions. Any increase or decrease in the price per share of our common stock will not affect the gross proceeds of the common stock offering, but will affect the number of shares issued in the common stock offering. On a pro forma basis, based on a share price as of September 30, 2005 of $42.60, a total of 23,474,178 shares would be issued to the public. Based on NRG’s closing price of its traded common stock on January 18, 2006 of $49.21, only 20,321,073 shares would be issued to the public, a decrease of 3,153,105 shares. If NRG’s closing price of its traded common stock increases by $1 the amount of shares will decrease by 3,557,827 shares. If NRG’s closing price of its traded common stock decreases by $1 the amount of shares will decrease by 2,731,593 shares, only.

(9)	Refinancing reflects the changes due to the refinancing of NRG’s old debt structure.

The following disclosure modifies disclosure in the section entitled “Summary—Recent Developments—Acquisitions and Dispositions” in the Preliminary Prospectus Supplements
     On December 8, 2005, NRG entered into an asset purchase and sale agreement to sell NRG Audrain Generating LLC, or Audrain, a gas fired 577 MW peaking facility in Vandalia, Missouri to AmerenUE, a subsidiary of Ameren Corporation.
The following disclosure modifies disclosure in the section entitled “Summary—The Offering” in the Preliminary Prospectus Supplement relating to the senior unsecured notes
After giving pro forma effect to the Transactions, (i) our guarantor subsidiaries accounted for approximately 90% of our revenues from wholly-owned operations for the nine months ended September 30, 2005 and held approximately 90% of our consolidated assets as of September 30, 2005, and (ii) our non-guarantor subsidiaries had approximately $781 million in aggregate principal amount of external funded indebtedness as of September 30, 2005, and our outstanding consolidated trade payables were $339 million as of September 30, 2005. Approximately 77% of these trade payables constituted obligations of NRG and its guarantor subsidiaries.
The following disclosure modifies the disclosure in “Selected Consolidated Financial Information of Texas Genco” in the Preliminary Prospectus Supplements
     Texas Genco Holdings, Inc.’s capital expenditures for the year ended December 31, 2000 were $252.0 million and its property, plant and equipment-net and total assets as of December 31, 2000 were $3,667 million and $4,032 million, respectively. Texas Genco Holdings, Inc.’s property, plant and equipment-net and total assets as of December 31, 2001 were $3,905 million and $4,323 million, respectively. For the Period from January 1, 2005 through April 13, 2005, Texas Genco Holdings, Inc.’s net income (loss) per share—basic was $0.14, its net income (loss) per share—diluted was $0.14, its weighted average shares outstanding—basic was 64,800,000 and its weighted average shares outstanding—diluted was 64,800,000. Texas Genco Holdings, Inc. board of directors declared an 80,000-for-one stock split that was effected on December 18, 2002. On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million outstanding shares of Texas Genco’s common stock to CenterPoint Energy’s shareholders. Earnings per share has been presented as if the 80,000,000 shares were outstanding for all historical periods in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share.”
The following disclosure modifies disclosure in the section entitled “Liquidity and Capital Resources Discussion—Liquidity and Capital Resources” in the Preliminary Prospectus Supplements
The term loan, the revolving credit and the synthetic letter of credit facilities will mature in seven, five and seven years, respectively, from the closing date of the new senior secured credit facility.
The following disclosure modifies disclosure in the section entitled “Liquidity and Capital Resources Discussion—Liquidity and Capital Resources” in the Preliminary Prospectus Supplements
On a pro forma basis, our guarantor subsidiaries would have held approximately 90% of our consolidated assets as of September 30, 2005, and our non-guarantor subsidiaries would have had approximately $781 million in aggregate principal amount of funded indebtedness as of September 30, 2005. Our outstanding consolidated trade payables would have been $339.0 million as of September 30, 2005, on a pro forma basis. On a pro forma basis, approximately 77% of these trade payables would have constituted obligations of NRG Energy, Inc. and our guarantor subsidiaries.
The following is additional disclosure that should be read in conjunction with “Business — Environmental Matters — Domestic Site Remediation Matters” in the Preliminary Prospectus Supplements
     Texas (ERCOT) Region. The lignite used to fuel the Limestone facility is obtained from a surface mine adjacent to the facility under an amended long-term contract with Texas Westmoreland Coal Co., or TWCC, entered into in August 1999. TWCC is responsible for performing ongoing reclamation activities at the mine until all lignite reserves have been produced. When production is completed at the mine, Texas Genco is responsible for final mine reclamation obligations. The Railroad Commission of Texas has imposed a bond obligation of approximately $70 million on TWCC for the reclamation of this lignite mine. Final reclamation activity is expected to commence in 2015. Pursuant to the contract with TWCC, an affiliate of CenterPoint Energy, Inc. has guaranteed $50 million of this obligation until 2010. The remaining sum of approximately $20 million has been bonded by the mine operator, TWCC. Under the terms of Texas Genco’s agreement, Texas Genco is required to post a corporate guarantee in the amount of $50 million of TWCC’s reclamation bond when CenterPoint’s obligation lapses. As of December 31, 2005, Texas Genco had accrued $10 million related to the mine reclamation obligation.

The following disclosure modifies disclosure in the section entitled “Description of the Notes—The Subsidiary Guarantees” in the Preliminary Prospectus Supplement relating to the senior unsecured notes
After giving effect to this offering of notes, the pending acquisition of Texas Genco LLC, the Related Financing Transactions and the remaining Transactions, the guarantor subsidiaries would have accounted for approximately 90% of NRG’s revenues from wholly-owned operations for the nine-month period ended September 30, 2005. On such basis, such guarantor subsidiaries held approximately 90% of NRG’s consolidated assets as of September 30, 2005. As of September 30, 2005, on a pro forma basis, NRG’s non-guarantor subsidiaries had approximately $781 million in aggregate principal amount of external funded indebtedness and the outstanding trade payables of NRG and its subsidiaries was $339 million.
The following disclosure modifies disclosure in the sections entitled (i) “Description of Other Indebtedness and Preferred Stock—New Senior Secured Credit Facility—Interest” in the Preliminary Prospectus Supplement relating to the unsecured notes offering and (ii) the sections entitled “Description of Certain Indebtedness— New Senior Secured Credit Facility—Interest” in each of the Preliminary Prospectus Supplements for the common stock offering and the mandatory convertible preferred stock offering
     The “Applicable Margin” shall mean, for any day, for each type of loan, the rate per annum set forth under the relevant column heading below based upon the consolidated senior leverage ratio of NRG as of the relevant date of determination:

				ABR Revolving
	Eurodollar	ABR Term	Eurodollar	Loans and
Consolidated Senior Leverage Ratio	Term Loans	Loans	Revolving Loans	Swingline Loans

Category 1 Greater than 3.50 to 1.00	2.0%	1.00%	2.00%	1.00%

Category 2 Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	1.75%	0.75%	1.75%	0.75%

Category 3 Less than or equal to 3.00 to 1.00	1.75%	0.75%	1.50%	0.50%
The following disclosure modifies disclosure in the sections entitled (i) “Description of Other Indebtedness and Preferred Stock—Credit Support and Collateral Arrangements” in the Preliminary Prospectus Supplement relating to the unsecured notes offering and (ii) the sections entitled “Description of Certain Indebtedness— Credit Support and Collateral Arrangements “ in each of the Preliminary Prospectus Supplements for the common stock offering and the mandatory convertible preferred stock offering

	September 30, 2005	December 31, 2005
	($ in millions)	($ in millions)
Letters of Credit(1)	$846	$831
Cash Margin(1)	631.4	432.5
Parental Guarantees(2)	142.1	167.1
Junior Liens on ERCOT Assets	2,181	2,281

(1)	At December 31, 2005 and September 30, 2005, West Coast Power’s collateral posted totaled $48.4 million and $24.6 million, respectively and is not included in the table above. Of these amounts, letters of credit totaled $0 and $10.7 million, respectively and cash totaled $48.4 million and $13.9 million, respectively.

(2)	Parental guarantees were provided by either NRG Energy, Inc. or Texas Genco LLC on behalf of their subsidiaries.
(b) Recent Events
     Saguaro Power Company (“SPC”), located in Henderson, Nevada, is a 50%-owned, 46 net MW cogeneration plant that operates on natural gas. During 2005, the increase in the price of natural gas combined with the expiration of SPC’s gas supply contract reduced SPC’s operating margins, causing this investment to incur net losses after the summer peak season. In January 2006, NRG Energy, Inc. (“NRG”) concluded an assessment of the value of its SPC equity investment and decided to write it down by approximately $27 million. This non-cash write down is subject to NRG’s year-end audit and is expected to be included in NRG’s 2005 results of operations.
This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to statements regarding the expected timing of the closing of the acquisition, and can be identified by the use of words such as “will,” “would,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’'s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2006	NRG ENERGY, INC.

	By:	/s/ Timothy W.J. O’Brien

	Name:	Timothy W.J. O’Brien
	Title:	Vice President and General Counsel